July 31, 2007

Alpharma Reports Second Quarter 2007 EPS of $0.30

Revenue Increases 13% Versus 2006

Bridgewater, NJ July 31, 2007 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced second quarter 2007 diluted earnings per share ("EPS") of $0.30, versus EPS from continuing operations of $0.32 in the second quarter of 2006. Revenue in the second quarter of 2007 increased 12.7% versus the second quarter of 2006 driven by gains in each of the company's three businesses. Operating income in the second quarter of 2007 was $17.0 million, a decrease of $6.3 million compared to last year's second quarter, reflecting $11.7 million of increased research and development ("R&D") spending, primarily related to the company's abuse-deterrent pain product platform in its Pharmaceuticals business.

"Each of our businesses reported double digit revenue increases in the second quarter," commented Dean Mitchell, Alpharma's President and Chief Executive Officer. "Our Pharmaceuticals sales growth was particularly robust at 17%, and KADIAN® prescriptions grew both sequentially and year-over-year. We continue to make progress against our key growth initiatives, and remain on track in the development of our abuse-deterrent morphine product which we expect to launch in 2009. In addition, despite our significant incremental investments in research and development, free cash flow generation continues to be strong."

The company's cash and cash equivalents balance at June 30, 2007 was $417 million and long-term debt totaled $300 million. Earnings before interest, taxes, depreciation, and amortization ("EBITDA") in the second quarter of 2007 were $31.6 million and free cash flow was $25.6 million. Free cash flow is based on operating cash flow less capital expenditures and purchased intangibles.

Business Reviews

Pharmaceuticals: KADIAN® revenues increased 17% to $42.6 million in the second quarter of 2007, compared to $36.3 million in 2006, due to increased volume, favorable pricing and the launch of the KADIAN® 200mg line extension. Second quarter 2007 KADIAN® prescriptions(1) increased 7% versus the second quarter of 2006; however, reported prescription data in 2006 included prescriptions related to the company's voucher program which was discontinued at the end of 2006. Excluding 2006 voucher-related prescriptions, second quarter 2007 KADIAN® prescriptions(1) grew 10% versus the second quarter of 2006, and on a quarterly sequential basis, prescriptions increased 6% from the first quarter of 2007. Wholesaler inventory levels were below 1.5 months at the end of the second quarter.

Operating income decreased $8.4 million to $3.1 million in the second quarter of 2007 compared to operating income of $11.5 million in 2006, as a result of increased R&D and SG&A spending. Pharmaceuticals R&D spending increased $10.1 million in the second quarter of 2007 compared to 2006, principally related to investments in the abuse-deterrent opioid product development programs. SG&A expenses increased $4.4 million in the quarter versus the second quarter of 2006 for programs and infrastructure needed to support the company's growth initiatives.

In 2006, Pharmaceuticals reported positive results from a Phase II multi-dose clinical efficacy and pharmacokinetic trial for its abuse-deterrent, extended-release morphine product. The goal of this study was to demonstrate that the company's proprietary abuse-deterrent technology for long-acting morphine does not impact the safety or efficacy of the product. This goal was achieved, establishing a framework for an abuse-deterrent platform and multiple product potential opportunities. The company has completed enrollment for both Phase III studies on this product, and the company continues to target an NDA filing in the first half of 2008. These clinical activities have been designed within the framework of a Special Protocol Assessment that has been agreed to with FDA.

Pharmaceuticals' other growth initiatives include the expansion of the KADIAN® product offering with additional line extensions. In 2007, the company has received FDA approval for two new line extensions: KADIAN® 10mg and 200mg dosage strengths. The company launched the 200mg line extension in April 2007 and is preparing to

1) Source: Wolters Kluwer Health data

launch the 10mg dosage strength later in 2007. Including these new line extensions, KADIAN® will be offered in 8 dosage strengths, providing physicians added flexibility to more effectively titrate doses to treat pain. The KADIAN® product offering will now have both the broadest range and the largest number of dosage strengths in the long-acting opioid market.

Active Pharmaceutical Ingredients ("API"): API second quarter revenues increased 16% to $46.3 million in 2007 compared to $39.8 million in 2006. Excluding currency effects, revenues increased 15% over 2006 levels, driven by increased volumes, principally of vancomycin.

Operating income in the second quarter of 2007 was $10.5 million versus $11.2 million in 2006. Reported operating margins in the second quarter of 2007 were 22.7% versus margins of 28.1% in the second quarter of 2006. The unfavorable year-over-year effects of currency negatively impacted operating income by approximately $1.6 million, and excluding the year-over-year impact of currency, operating margins were 26.5%.

In June 2006, the company announced that it had reached an agreement with a Chinese manufacturer, Hisun Pharmaceutical Co., Ltd. Subject to regulatory approvals, this agreement will enable the company to double the manufacturing capacity of vancomycin over the next three years. Work continued in the second quarter of 2007 to prepare this site for regulatory approval, which the company expects to obtain in 2008. In July 2007, the company announced the completion of this agreement.

One of the key expansion initiatives in this business is forward integration into the injectable vial product dosage form of several of its APIs. The capacity expansion required for this forward integration continues as planned, with completion targeted for the first half of 2008.

Animal Health ("AHD"): Second quarter revenues increased 10% to $90.5 million, compared to $82.6 million in 2006. Excluding currency effects, revenues increased 8% over 2006 levels, driven by increased volumes of poultry and livestock products in the U.S, as well as increased sales in the European, Latin American and Asian markets. Operating income in the second quarter of 2007 was $17.2 million versus $16.4 million a year ago, and margins were 19.0% in the second quarter of 2007, versus 19.9% in the second quarter of 2006. Margins in the second quarter of 2007 were negatively impacted by increased production costs, primarily for raw materials and energy.

AHD believes it is on track to achieve its key 2007 growth initiatives, and in the first half of 2007 has obtained 8 approvals to support its program of geographic expansion, launched one new product, and received 4 approvals for new indications and product combinations for existing products.

AHD announced two investments in China in the second quarter of 2007. In April, the company announced it acquired the assets of Shenzhou Tongde Pharmaceutical Co. Ltd ("Shenzhou") in Shenzhou City, China. Shenzhou, a supplier to the company's Animal Health business, currently manufactures and markets zinc bacitracin with annual sales of approximately $5 million. Following the acquisition, the company will continue to support the current customer base of Shenzhou while also exporting the product to other markets. In June, the company announced it has acquired certain assets of Yantai JinHai Pharmaceutical Co. Ltd. located in Yantai City, Shandong Province, China. The company's Animal Health business plans to utilize this site to blend products it currently processes in its U.S. facilities and sells in Asia. The purchase of these assets is expected to provide supply chain flexibility and expand the company's commercial base in Asia.

Second Quarter Comparison of Other Consolidated Income Statement Items Related to Continuing Operations

Selling, general and administrative expenses increased $3.8 million to $68.2 million, due primarily to increased operational infrastructure to support the company's growth initiatives, partially offset by lower corporate and unallocated expenses. SG&A declined as a percentage of sales from 40.5% in 2006 to 38.0% in 2007.

Research and development expenses increased $11.7 million versus last year's second quarter, primarily due to investments related to Pharmaceuticals' new product development activity. In 2007, research and development spending amounted to 11.2% of revenues, more than double 2006 levels.

Asset impairments and other income in 2007 includes $1.0 million related to AHD facility exit cost adjustments.

Interest income, net was $3.3 million in 2007 versus $4.0 million in 2006. Interest income in the second quarter of 2007 is reported net of approximately $1.6 of interest expense related to the company's $300 million convertible senior notes issued in March 2007.

The company's effective tax rate for the second quarter of 2007 and 2006 was 37% and 35%, respectively. The company expects its full year 2007 tax rate to be approximately 35%.

2007 Outlook

"We are making good progress on our growth plan for the company," commented Dean Mitchell, Alpharma President and Chief Executive Officer. "First half 2007 revenue growth of 9% has been strong, and the company continues to generate significant free cash flow."

The assumptions underlying the company's 2007 full year outlook remain essentially unchanged, except for the API business. Since the end of the first quarter of 2007, the dollar has further weakened against European currencies which negatively impacts API operating results as the majority of API revenues are denominated in U.S dollars and its cost base is predominantly in European currencies. Principally as a result of the negative pact of currency and certain increased production costs, the company expects full year operating margins in its API business to be 21% to 23%, versus its previous outlook of 26% to 28%. The company expects full year 2007 API revenue growth to be 8% to 10% versus its previous outlook of 6% to 8%, reflecting strong first half revenues.

As a result of the changed assumptions, the company expects its 2007 EPS to be at the lower end of its outlook range of $1.25 to $1.45. This outlook excludes future business development transactions.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, taxes, depreciation, and amortization (EBITDA), and free cash flow (FCF) representing operating cash flow, less capital expenditures and purchased intangibles. Within this press release, the company has disclosed the impact of certain charges and other items on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2007 outlook assumes no material adverse events contemplated by the risk factors described in the Company's SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006

Alpharma press releases are also available at our website: http://www.alpharma.com.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded pharmaceutical franchise in the pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss second quarter 2007 results at 8:00 A.M. Eastern Daylight Time on August 1, 2007. A presentation which management will refer to on the call is available at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

U.S. Dial In: (800) 374-0147

International Dial In: (706) 634-5431

Conference ID: 6249080

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from August 1, 2007 at 12:00 PM Eastern Daylight Time until August 15, 2007 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

U.S. Dial In: (800) 642-1687

International Dial In: (706) 645-9291

Participant Code: 6249080

Alpharma Inc.

Consolidated Statement of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Total revenue	$179,420	$159,196	$347,501	$318,176
Cost of sales	75,167	63,194	146,776	125,991
Gross profit	104,253	96,002	200,725	192,185
Selling, general and administrative expenses	68,187	64,401	131,380	125,605
Research and development	20,019	8,304	38,409	16,297
Asset impairments and other (income) expense	(965)	--	(3,035)	--
Operating income	17,012	23,297	33,971	50,283
Interest income (expense), net	3,273	4,002	4,661	6,829
(Loss) on extinguishment of debt	--	--	--	(19,415)
Other income (expense), net	523	(265)	599	391
Income from continuing operations, before income taxes	20,808	27,034	39,231	38,088
Provision for income taxes	7,789	9,462	14,237	13,331
Income from continuing operations	13,019	17,572	24,994	24,757

Discontinued operations, net of taxes:
Income from discontinued operations	--	--	--	1,531
Gain (loss) from disposals	--	(1,278)	--	23,440
Income ( loss) from discontinued operations	--	(1,278)	--	24,971

Net income	$13,019	$16,294	$24,994	$49,728

Earnings per common share:
Basic
Income from continuing operations	$0.30	$0.33	$0.59	$0.46
Income (loss) from discontinued operations	--	$(0.03)	--	$0.47
	$0.30	$0.30	$0.59	$0.93

Diluted
Income from continuing operations	$0.30	$0.32	$0.58	$0.46
Income( loss) from discontinued operations	--	$(0.02)	--	$0.46
	$0.30	$0.30	$0.58	$0.92

Dividends per common share	$--	$0.045	$--	$0.09

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Three Months Ended June 30,	Revenues		Operating income (loss)
	2007	2006	2007	2006
Pharmaceuticals	$42.6	$36.3	$3.1	$11.5
Operating Margin			7.3%	31.7%
Active Pharmaceutical Ingredients	46.3	39.8	10.5	11.2
Operating Margin			22.7%	28.1%
Animal Health	90.5	82.6	17.2	16.4
Operating Margin			19.0%	19.9%
Unallocated and Eliminations	--	0.5	(13.8)	(15.8)

Total	$179.4	$159.2	$17.0	$23.3
Operating Margin			9.5%	14.6%

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Six Months Ended June 30,	Revenues		Operating income (loss)
	2007	2006	2007	2006
Pharmaceuticals	$77.1	$68.9	$1.0	$19.3
Operating Margin			1.3%	28.0%
Active Pharmaceutical Ingredients	96.1	85.0	23.2	27.7
Operating Margin			24.1%	32.6%
Animal Health	174.3	164.3	34.4	33.4
Operating Margin			19.7%	20.3%
Unallocated and Eliminations	--	--	(24.6)	(30.1)

Total	$347.5	$318.2	$34.0	$50.3
Operating Margin			9.8%	15.8%

ALPHARMA INC.

Consolidated Condensed Balance Sheet
(In thousands)

	June 30, 2007 (Unaudited)	December 31, 2006
Cash and cash equivalents	$417,229	$ 113,163
Other current assets	273,141	240,378
Non-current assets	582,086	573,698
Total assets	$1,272,456	$ 927,239

Current liabilities	$ 160,575	$ 155,573
Long-term debt	300,000	--
Deferred taxes and other non-current liabilities	57,678	47,667
Stockholders' equity	754,203	723,999
Total liabilities and stockholders' equity	$1,272,456	$927,239